                                                                      EXHIBIT 12

                            CENTERPOINT PROPERTIES TRUST
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (DOLLARS IN THOUSANDS)


                                       SIX MONTHS ENDED
                                            JUNE 30,                               YEAR ENDED DECEMBER 31,
                                      --------------------      -----------------------------------------------------------
                                       1998         1997         1997         1996         1995         1994          1993
                                      -------      -------      -------      -------     --------     --------      -------
Available earnings:
Net income (loss)                     $17,781      $12,814      $27,630      $14,941     $  8,212     $  2,359      $(4,930)
Add interest expense (1)                6,909        5,267       10,871       10,992       12,985       12,157        4,111
                                      -------      -------      -------      -------     --------     --------      -------
Available earnings (loss) (2)         $24,690      $18,081      $38,501      $25,933      $21,197      $14,516      $  (819)
                                      -------      -------      -------      -------     --------     --------      -------
                                      -------      -------      -------      -------     --------     --------      -------
Fixed Charges:
Interest expense                       $6,909       $5,267      $10,871      $10,992      $12,985      $12,157       $4,111
Capitalized interest                    1,116          208          893          142           20           63          470
                                      -------      -------      -------      -------     --------     --------      -------
Total Fixed Charges                    $8,025       $5,475      $11,764      $11,134      $13,005      $12,220       $4,581
                                      -------      -------      -------      -------     --------     --------      -------
                                      -------      -------      -------      -------     --------     --------      -------

Ratio of earnings to Fixed Charges (3)   3.08         3.30         3.27         2.33         1.63         1.19
                                      -------      -------      -------      -------     --------     --------
                                      -------      -------      -------      -------     --------     --------

______________________________
NOTES:
(1)  Interest expense includes amortization of debt expense.
(2) Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.
(3) The ratio of earnings to fixed charges for the year ended December 31, 1993 was less than one to one. The approximate dollar amount necessary to cover the deficiency in that period was $5,400.